EXHIBIT 10.7
AMENDMENT NO. TWO TO THE
DELL INC. 401(K) PLAN
     This Amendment is hereby entered into by Dell Inc., a Delaware corporation, having its principal office in Austin, Texas (hereinafter referred to as the “Employer”):
R E C I T A L S:
     WHEREAS, the Employer has previously established the Dell Inc. 401(k) Plan as amended and restated effective as of January 1, 2003 (the “Plan”) for the benefit of those employees who qualify thereunder and for their beneficiaries; and
     WHEREAS, the Plan was amended, effective as of January 1, 2005, to add safe harbor matching contributions that will comply with the requirements under sections 401(k)(12) and 401(m)(11) of the Internal Revenue Code of 1986, as amended; and
     WHEREAS, the Employer desires to provide for “true-up” safe harbor matching contributions for Participants.
     NOW, THEREFORE, pursuant to Section 13.1 of the Plan, the following amendment is hereby made, and shall be effective as of January 1, 2005:
     a. Subsection 3.2(d) of the Plan is hereby amended by inserting the following new paragraph after the first paragraph of Subsection 3.2(d) to read as follows:
“In addition to the Safe Harbor Matching Contributions made pursuant to the first paragraph of Subsection 3.2(d), the Employer may in its discretion contribute to the Trust an additional Safe Harbor Matching Contribution on behalf of each Participant equal to the difference, if any, between (i) 100% of the total Salary Reduction Contributions made pursuant to Section 3.1 on behalf of each Participant for the Plan Year not in excess of 4% of each such Participant’s total Considered Compensation for the Plan Year and (ii) the total Safe Harbor Matching Contributions made on behalf of such Participant for the Plan Year.”
     IN WITNESS WHEREOF, the Employer has caused this instrument to be executed on November 29, 2005.

DELL INC.
By:	/s/ Kathleen O. Angel

Its:	Director of Global Benefits

ATTEST:

/s/ Robert Potts